Exhibit 99.1

Investor Relations and Media Inquiries

Andy Murphy

SparkSource, Inc.

1-781-274-6061

amurphy@sparksource.com

DATASTREAM PROVIDES PRELIMINARY FISCAL-YEAR-ENDED 2004

AND FIRST-QUARTER 2005 RESULTS

Company generates 17th and 18th consecutive quarters of positive operating cash flow

Cash and equivalents grow to record level at approximately $52 million at March 31, 2005

Deferred revenues increase annually approximately 10% in both Q4 2004 and Q1 2005

GREENVILLE, S.C., May 13, 2005—Datastream Systems, Inc., (NASDAQ: DSTME) released today updated preliminary financial results. The results are unaudited, and the final results could differ from the results described herein due to, among other reasons, the financial review conducted in connection with the audit.

Based on preliminary information, Datastream expects to announce the following results for the year ended December 31, 2004, the quarter ended December 31, 2004 and the quarter ended March 31, 2005, compared to the corresponding results from the previous comparable period:

Preliminary, Unaudited Financial Results for Year Ended 2004 and

Quarters Ended December 31, 2004 and March 31, 2005

(in millions)

	2003	2004 Estimated	4Q 2003	4Q 2004 Estimated	1Q 2004	1Q 2005 Estimated
Software license revenues	$25.1	$26.1 to $26.3	$6.6	$6.6 to $6.8	$6.5	$5.8 to $6.1
Support and hosting revenues	$33.0	$36.9	$8.8	$9.5	$9.3	$9.4
Professional services revenues	$32.6	$31.1	$7.1	$7.7	$7.4	$7.6
Total revenues	$90.7	$94.1 to $94.3	$22.5	$23.8 to $24.0	$23.3	$22.8 to $23.1

Diluted earnings per share	$0.18	$0.18 to $0.19	$0.07	break-even	$0.06	break-even

The Company expects to report a significant increase in deferred revenue as a result of increased deferred license sales and increased support and hosting sales. For the fiscal year ended December 31, 2004 and the first quarter 2005, the Company expects to report approximately $21 million and $22 million in deferred revenues, respectively, an increase of approximately 10% over same prior periods, respectively.

The Company closed 27 transactions over $50,000 in license value in the fourth quarter of 2004, compared with 35 transactions over $50,000 in license value in the fourth quarter of 2003. The Company closed 20 transactions over $50,000 in license value in the first quarter of 2005, compared with 18 such transactions in the first quarter of 2004. Restatement and audit related

DATASTREAM RELEASES PRELIMINARY RESULTS

fees for the fiscal year 2004 are expected to exceed $1.9 million, including restatement and audit fees for the fourth quarter of 2004 that are expected to exceed $1.5 million. Restatement and audit related fees for the first quarter of 2005 are expected to exceed $1.2 million.

The Company expects to continue its streak of positive operating cash flow for the 17th and 18th consecutive quarters, respectively. This resulted in cash and cash equivalent balances increasing from $47.2 million at September 30, 2004 to approximately $50 million at December 31, 2004 and to approximately $52 million at March 31, 2005.

The Company expects to continue profitable growth in 2005, with revenue growth of approximately 5%. The Company expects to achieve a 10% operating margin by the fourth quarter of 2005 and the Company expects to hit its target operating margin of 15% by the second quarter of 2006. The Company also expects to report that 2005 will be its fifth consecutive year of approximately $10 million in operating cash flow.

The Company does not currently expect to file its Annual Report on Form 10-K for 2004 until the latter part of July 2005. This delay is due to (1) the fact that the Company, in committing all reasonable efforts and resources to complete the recent restatement of the Company’s financial statements for the years ended December 31, 2001, 2002 and 2003, and the quarters ended March 31 and June 30, 2004 in the most expedient way possible, diverted efforts and resources that might otherwise have been expended on its Form 10-K for 2004, and (2) the significantly increased internal testing and independent auditor procedures resulting from the material weaknesses indicated by the restatement.

As previously disclosed by the Company and as a result of errors that led to the recent restatements, the Company determined that internal control deficiencies existed at September 30, 2004 that were indicative of material weaknesses in the Company’s internal control over financial reporting. The internal control deficiencies, which were primarily related to the Company’s international operations, are described in detail in the Company’s restatements filed with the Securities and Exchange Commission on March 23, 2005.

The Company has expended significant resources implementing measures designed to address the deficiencies noted during the restatement period. In connection with the Sarbanes-Oxley Act, the Company also is required to test its internal controls, including the remedial measures put into place in connection with the restatement, as of December 31, 2004 to determine if any material weakness still exists and to assess the effectiveness of the internal control over financial reporting. The Company has noted during its ongoing testing of internal controls that the instances of control deficiencies identified during the restatement period have declined significantly. The Company believes this is due to the remedial measures it has put in place, including (i) hiring additional accounting staff, (ii) implementing formal and more comprehensive revenue recognition policies and procedures worldwide, (iii) implementing stricter controls and oversight of revenue recognition policy and procedures, and (iv) centralizing accounting processes. The Company and its independent auditors are continuing their testing of the Company’s internal controls and the expanded procedures resulting from the restatement. Even though the instances of control deficiencies have declined, the Company expects that it will have material weaknesses at December 31, 2004 related to the control deficiencies identified during the restatement period.

A Nasdaq Listing Qualifications Panel had granted the Company an extension to April 30, 2005 to file the late Form 10-K. The Company has formally requested the Panel to grant another extension of time through July 2005 to file the late Form 10-K and the first quarter Form 10-Q.

DATASTREAM RELEASES PRELIMINARY RESULTS

On May 6, 2005, the Company received notice that the Nasdaq Listing and Hearing Review Council (the “Council”) has elected to review the Panel’s prior decision on March 24, 2005 to grant the Company an extension until March 31, 2005 for filing its third quarter 2004 Form 10-Q and its amended filings to reflect the restatements. The third quarter 2004 Form 10-Q and restated filings were filed on March 23, 2004. If the Panel does not agree to grant the most recent requested extension or if the Council determines to reverse the Panel’s prior decision to grant a filing extension to the Company, then the Company’s shares would be delisted from the Nasdaq Stock Market.

About Datastream Systems, Inc.

Datastream Systems, Inc. (NASDAQ: DSTME) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream’s solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.

By using Datastream’s solutions, customers can maintain and manage capital assets – such as manufacturing equipment, vehicle fleets and buildings – and create analyses and forecasts so they can take action to improve future performance. Datastream’s flagship product, Datastream 7i™, delivers a complete Asset Performance Management infrastructure by combining an Internet architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.

Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.

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This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: the financial results disclosed herein have not been audited or reviewed by the Company’s auditors and such results may change as a result of the audit or review; the Nasdaq Listing and Hearing Review Council could reverse the Nasdaq Hearing Panel’s March 24, 2005 decision to grant the Company an additional filing extension; the Company was not able to file its Form 10-K for the year ended December 31, 2004 by the extended deadline required by the Nasdaq Hearings Panel, and the Nasdaq Hearings Panel may not grant the Company’s requested extension; the Company was not able to file its Form 10-Q for the quarter ended March 31, 2005 by the required filing date, and the Nasdaq Hearings Panel may not grant the Company’s requested extension; even if extensions are granted for filing the Company’s Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005, the Company may not be able to file such documents before the extended deadlines; the Company may not be able to comply with the other conditions for continued listing issued by the Nasdaq Hearings Panel; if the Nasdaq Listing and Hearing Review Council reverses the Nasdaq Hearings Panel’s March 24, 2005 decision, if the Nasdaq Hearings Panel does not grant the requested filing extensions or if the Company cannot comply with the conditions for continued listing, the Company’s common stock may no longer be approved for trading on the Nasdaq Stock Market, which could adversely affect the liquidity of the trading market for its common stock, and, therefore, could adversely affect the trading price of the Company’s common stock; with respect to the Company’s review of its internal controls, the Company expects that it will have material weaknesses at December 31, 2004 related to the control deficiencies identified during the restatement period and the Company cannot be certain that it or its independent registered public accounting firm will be able to assess the Company’s other internal controls were otherwise working effectively at December 31, 2004; increasing competition in the markets in which the Company competes; the stability of the Company’s strategic relationships with third party suppliers and technologies; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet- based products, successfully manage its international operations, enhance its current products and develop new products and services that address technological and market developments; and other risk factors listed from time to time in

DATASTREAM RELEASES PRELIMINARY RESULTS

Datastream’s SEC reports, including, but not limited to the “Risk Factors” contained in Datastream’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, and in Datastream’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company’s expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.